[Letterhead of Alliance Bancorp]


June 7, 1999

Dear Fellow Employee,

         Enclosed is a copy of a follow-up mailing we are sending to our shareholders today. We believe that it is important to remind our shareholders that we have a very strong and highly qualified Board of Directors that is working for their best interests. A brief biography of the Board's current Nominees is included at the end of the attached letter for your information.

         The mailing of letters and proxy materials can be confusing and misleading. We are including another WHITE PROXY CARD with our letter to encourage anyone who did not vote, or inadvertently voted the green proxy, to revote on the WHITE PROXY CARD.

         Anyone who already voted only with a WHITE PROXY CARD does not have to vote again. Thank you for your patience and continued support. If you have any questions, please contact extension 48700.

Sincerely,

/s/ Kenne P. Bristol

Kenne P. Bristol